EXHIBIT 23.2





                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in the registration statement of MasTec, Inc. and subsidiaries on Form S-3 (No. 333-46067) of our report dated February 25, 1998, on our audit of the consolidated financial statements of Sistemas e Instalaciones de Telecomunicacion, S.A. (Sintel) and subsidiaries as of December 31, 1997, and for the year then ended, which report is included in MasTec Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."







ARTHUR ANDERSEN LLP

Madrid, Spain
April 20, 1998